Exhibit 99.1

Poniard Pharmaceuticals Announces Updated Positive Clinical Data from Phase 2 Trial of Picoplatin in Colorectal Cancer and New Phase 1 Cardiac Safety Trial Results

- Data Presented at AACR-NCI-EORTC’s “Molecular Targets and Cancer Therapeutics” International Conference -

SOUTH SAN FRANCISCO, Calif., Nov. 17 /PRNewswire-FirstCall/ — Poniard Pharmaceuticals, Inc. (Nasdaq: PARD) today announced updated clinical data from its randomized, controlled Phase 2 trial of picoplatin in patients with metastatic colorectal cancer (CRC).  The updated results indicated that picoplatin, given once every four weeks in combination with 5-fluorouracil and leucovorin in the FOLPI regimen, has comparable efficacy to oxaliplatin, given in combination with 5-fluorouracil and leucovorin in the modified FOLFOX-6 regimen, as a first-line therapy for CRC, as assessed by one-year survival rate, progression-free survival (PFS) and disease control.  The Company also announced new results from its Phase 1 cardiac safety trial, which showed no clinical cardiac-related events, as expected.

New data for both clinical trials were presented today in poster sessions during the AACR-NCI-EORTC’s “Molecular Targets and Cancer Therapeutics” International Conference in Boston.  Picoplatin is a new generation platinum-based chemotherapy agent and the Company’s lead product candidate in development.

“Our updated proof-of-concept Phase 2 safety and efficacy results continue to suggest that picoplatin could be superior to oxaliplatin as a neuropathy-sparing alternative when used in combination as a first-line treatment for metastatic colorectal cancer.  We are continuing follow-up on patients to obtain median overall survival data to facilitate an end of Phase 2 meeting with the U.S. Food and Drug Administration,” said Jerry McMahon, Ph.D., chairman and CEO of Poniard.  “Based on the current data in colorectal cancer, as well as encouraging efficacy and safety data from more than 1,100 cancer patients treated with picoplatin in clinical trials, including the cardiac safety trial data presented today, we are continuing discussions with potential partners.”

Phase 2 CRC Trial Design and Results

The randomized, controlled Phase 2 trial is evaluating picoplatin as a neuropathy-sparing alternative to oxaliplatin for the first-line treatment of metastatic CRC in 101 patients who have not received prior chemotherapy.  The trial is comparing the safety and efficacy (assessed by objective tumor response, PFS and overall survival) of intravenous picoplatin given once every four weeks in combination with bi-weekly 5-fluorouracil and leucovorin (the FOLPI regimen) with oxaliplatin given in combination with 5-fluorouracil and leucovorin in the mFOLFOX-6 regimen.

The new data presented at the AACR-NCI-EORTC Conference continued to demonstrate comparable efficacy between the two arms.  The median PFS was 6.8 months for FOLPI-treated patients and 7.0 months for mFOLFOX-6-treated patients.  Disease control rates (complete response plus partial response plus stable disease rates) were also comparable between the two treatment groups with 75 percent of FOLPI-treated patients and 76 percent of mFOLFOX-6-treated patients experiencing disease control.  To date, the one-year survival rate is 52 percent for patients treated with FOLPI and 55 percent for patients treated with mFOLFOX-6.

With regard to safety, three separate assessments of neuropathy showed that the use of FOLPI was associated with significantly less neurotoxicity than mFOLFOX-6 (p<0.0019).  Neuropathy occurred later and was less frequent and less severe with FOLPI.  Most patients who decided to discontinue FOLFOX because of adverse effects did so because of a Grade 1-3 neuropathy (7 patients on FOLFOX verses no patients on FOLPI).  Updated patient data demonstrated that FOLPI was associated with more frequent and severe, but manageable, neutropenia and thrombocytopenia that resulted in a low frequency of clinical complications and growth factor use for bone marrow suppression.  Most other toxicities, including gastrointestinal toxicity, were shown to be similar in frequency between the two treatment groups.

Cardiac Safety Study Design and Results

Poniard worked collaboratively with the U.S. Food and Drug Administration (FDA) to design the Phase 1 cardiac safety study, which is required for new chemical entities.  The study evaluated the cardiac safety of picoplatin by determining its effect on the cardiac QT/QTc interval by using time-matched pharmacokinetics and electrocardiograms (ECGs).  A total of 45 patients with advanced solid malignancies received 150 mg/m2 picoplatin.  The trial was conducted at seven clinical sites in the United States.

Final results of the study presented at the AACR-NCI-EORTC Conference showed that picoplatin had no effect on the QTcF interval or any other ECG parameters evaluated.  These findings support the clinical data showing that picoplatin does not increase the risk of serious ventricular arrhythmias.  In addition, although the study was not designed to evaluate efficacy, of the 45 cancer patients evaluated, 11 had stable disease and two had a partial response, including a patient who is still undergoing treatment after more than seven months of picoplatin therapy.

About Picoplatin

Picoplatin is a new and differentiated platinum-based chemotherapeutic agent that is in clinical development for multiple cancer indications, treatment combinations and by two routes of administration. It is designed to overcome platinum resistance associated with chemotherapy in solid tumors. Study data to date suggest that picoplatin has an improved safety profile relative to existing platinum-based cancer therapies.  More than 1,100 patients have received picoplatin.  Results obtained to date suggest that hematologic events are common but manageable.  Kidney toxicity (nephrotoxicity) and nerve toxicity (neurotoxicity) are less frequent and less severe than is commonly observed with other platinum chemotherapy drugs.  Picoplatin has demonstrated anti-tumor activity in a variety of solid tumors.  In addition to the Phase 2 CRC trial, Poniard is evaluating intravenous picoplatin in a Phase 2 trial in patients with castration-resistant prostate cancer.  Final results from the trial of an oral formulation of picoplatin were presented earlier this year.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer.  For additional information please visit http://www.ponird.com.

This release contains forward-looking statements, including statements regarding the results of clinical trials, the potential safety and efficacy of its product candidates, the Company’s business objectives and strategic goals, drug development plans, and regulatory and partnering strategies.  The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties inherent in the Company’s business, including, but not limited to, the risk that the Company’s additional analyses of data from clinical trials of picoplatin may produce negative or inconclusive results, or may be inconsistent with previously announced results or previously conducted trials; the results of the Company’s discussions with the FDA and other regulatory authorities; the potential safety and efficacy of the Company’s picoplatin product candidate; the receipt and timing of any FDA and other required regulatory approvals, if any; if regulatory approval of any product candidate is received, the market’s acceptance of that product or the occurrence post-approval problems that may require the withdrawal of picoplatin from the market; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect its intellectual property rights; the Company’s dependence on third-party manufacturers, suppliers and other contractors; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel and enter into strategic partnerships; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and its Quarterly Report on Form 10-Q for the period ended September 30, 2009.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

CONTACT:  Susan Neath (Investors), +1-212-301-7182, sneath@wcpglobal.com; or Jani Bergan (Media), +1-415-946-1064, jbergan@wcpglobal.com, both of WeissComm Partners; or Rebecca Birbach (Investors), Burns McClellan, +1-212-213-0006, rbirbach@burnsmc.com